EXHIBIT 10.1

BROADCOM CORPORATION

EXECUTIVE OFFICER PERFORMANCE BONUS PLAN

I.	PURPOSES OF THE PLAN

A.  The Broadcom Corporation Executive Officer Performance Bonus Plan (the “Plan”) is intended to promote the interests of Broadcom Corporation (the “Company”) and its shareholders by establishing a compensation program to provide the Company’s executive officers with incentive awards that are tied to the achievement of specific goals relating to the performance of the Company and that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

B.  The Plan shall be in effect for the year ending December 31, 2007 and for each of the next four (4) years through the year ending December 31, 2011. Each year for which the Plan is in effect shall be designated a “Plan Year,” and bonuses may be earned under the Plan on the basis of the Company’s performance for each Plan Year.

II.	PLAN ADMINISTRATION

A.  The Plan shall be administered by a committee of two or more non-employee Board members each of whom shall qualify as an “outside director” under Code Section 162(m) and Section 1.162-27(e) of the Treasury Regulations thereunder. Such committee in its capacity as administrator of the Plan (the “Plan Administrator”) shall have full power and authority (subject to the express provisions of the Plan ) to:

(i)  establish the specific performance objectives that must be attained for each Plan Year at one or more designated levels (e.g. threshold, above-threshold, target and above-target) for bonuses to be earned under the Plan for that Plan Year;

(ii)  select the eligible individuals who are to participate in the Plan for such Plan Year;

(iii)  set the bonus potential for each participant at each designated level of performance;

(iv)  determine the actual bonus for each participant in an amount not to exceed the participant’s bonus potential for the actual level of performance attained for the Plan Year; and

(v)  reduce the actual bonus payable to any participant below his or her bonus potential for the attained level of performance for the Plan Year.

B.  The Plan Administrator shall also have full power and authority to interpret and construe the provisions of the Plan and adopt rules and regulations for the administration of the Plan.

C.  Decisions of the Plan Administrator shall be final and binding upon all parties who may have an interest in the Plan or any bonus amount payable under the Plan.

III.	ELIGIBILITY AND PARTICIPATION

A.  The individuals eligible to participate in the Plan shall be limited to executive officers of the Company subject to the short-swing profit liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

B.  An individual selected for participation in the Plan shall cease to be a participant and shall not be entitled to any bonus payment under the Plan for a given Plan Year if that participant ceases Employee status for any reason prior to the date that bonuses for that Plan Year are paid under the Plan (the “Distribution Date”); provided, however, that the following participants shall receive a portion of the actual bonus to which they would otherwise have been entitled pursuant to Articles IV and V on the basis of actual Company performance had they continued in Employee status through the Distribution Date:

(i)  any participant who ceases Employee status prior to the Distribution Date by reason of death or Disability;

(ii)  any participant whose Employee status terminates under circumstances that entitle that individual to a full or pro-rata bonus pursuant to the express terms of any agreement or arrangement to which that individual and the Company are parties; and

(iii)  any participant whose Employee status terminates under special circumstances that warrant, in the Plan Administrator’s sole discretion, a pro-rated bonus award under the Plan.

C.  In no event shall the bonus paid to any participant pursuant to Paragraph III.B(i) or (iii) exceed the dollar amount determined by dividing (a) the actual bonus to which that participant would have become entitled pursuant to Articles IV and V on the basis of actual Company performance had he or she continued in Employee status through the Distribution Date by (b) a fraction the numerator of which is the number of days such individual remained in active Employee status during the applicable Plan Period (as defined below) and the denominator of which is the total number of days in that Plan Period.

D.  For purposes of this Article III, the following definitions shall be in effect:

(i)  A participant shall be deemed to continue in “Employee” status for so long as that individual remains in the employ of the Company or any subsidiary of the Company.

(ii)  A participant shall be deemed to have ceased Employee status by reason of a “Disability” if such cessation of Employee status is occasioned by his or her absence from his or her duties with the Company on a full-time basis for 120 consecutive business days as a result of incapacity due to mental or physical illness which is both (A) determined to be total and permanent by two (2) physicians selected by the Company or its insurers and acceptable to such participant or his or her legal representative, and (B) entitles the participant to the payment of long-term disability benefits from the Company’s long-term disability plan.

(iii)  The “Plan Period” shall mean the period beginning with the first day of the Plan Year and ending with the Distribution Date for the bonuses earned for that Plan Year.

(vi)  Each corporation (other than the Company) in an unbroken chain of corporations beginning with the Company shall be considered to be a “subsidiary” of the Company, provided that each such corporation (other than the last corporation in the unbroken chain) owns, at the time of determination, stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

E.  A participant who is absent from active Employee status for a portion of a Plan Period by reason of an authorized leave of absence shall not be deemed to have ceased Employee status during the period of that leave. However, any bonus to which such participant may otherwise become entitled under the Plan for that Plan Year may be pro-rated based on the portion of the Plan Period during which that individual is in active working status and not on such leave of absence, unless the Plan Administrator otherwise deems it appropriate under the circumstances to provide that individual with a full bonus for the Plan Period.

IV.	DETERMINATION OF PERFORMANCE GOALS AND POTENTIAL BONUS AMOUNTS

A.  Participants will be eligible to receive cash awards under the Plan for each Plan Year for which one or more performance objectives established for that Plan Year by the Plan Administrator are attained. The Plan Administrator shall, within the first ninety (90) days of each Plan Year, establish the specific performance objectives for that Plan Year. In no event may a performance objective be established at a time when there exists no substantial uncertainty as to its attainment.

B.  For the Plan Year ending December 31, 2007, the Plan Administrator shall set the applicable performance objectives on the basis of the following measures: (i) net revenue, (ii) non-GAAP gross margin, (iii) non-GAAP operating margin, (iv) non-GAAP earnings per share and (v) non-GAAP free cash flow. In determining whether the non-GAAP measures under clauses (ii), (iii), (iv) and (v) are attained, the Plan Administrator shall apply the dollar amounts that the Company reports for those items in accordance with U.S. generally accepted accounting principles (“GAAP”), as adjusted for certain non-cash, non-recurring, extraordinary and other items set forth in Paragraph IV.C.

C.  For each subsequent Plan Year during the term of the Plan, the performance objectives may include one or more of the measures used as the 2007 Plan Year performance objectives as well as one or more of the following: (i) return on total shareholder equity; (ii) net income or operating income; (iii) earnings before interest, taxes, deprecation, amortization and stock-based compensation costs, or operating income before depreciation and amortization; (iv) return on assets, capital or investment; (v) market share in one or more markets; (vi) cost reduction goals; (vii) budget comparisons; (viii) implementation or completion of projects or processes strategic or critical to the Company’s business operations; (ix) measures of customer satisfaction; (x) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or expand its customer base; (xi) completion of project milestones;

and (xii) any combination of, or a specified increase in, any of the foregoing provided, however, that for purposes of items (ii) and (vi) above, the Plan Administrator may, at the time the performance objects are established, specify certain adjustments to such items as reported in accordance with GAAP, which will exclude from the calculation of those performance objectives one or more of the following: certain charges related to acquisitions, stock-based compensation, employer payroll tax expense on certain stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains, certain other non-cash charges, valuation allowance on deferred tax assets, and the related income tax effects, purchases of property and equipment, and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30, provided that such adjustments are in conformity with those reported by the Company on a non-GAAP basis. In addition, such performance objectives may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business groups or division thereof or any parent or subsidiary.

B.  For each performance objective, the Plan Administrator may establish up to four (4) designated levels of attainment: threshold, above-threshold, target and above-target levels of attainment. At the time the performance objectives for a particular Plan Year are established, the Plan Administrator shall also set the bonus potential for each participant at each of the designated levels of performance. Under no circumstance shall the bonus potential for any participant exceed the Maximum Bonus Amount set forth in Paragraph V.B.

C.  The Plan Administrator shall also establish the maximum bonus pool to be paid in total under the Plan for each designated level of performance for a Plan Year. For the Plan Year ending December 31, 2007, the maximum bonus pool payable at each designated level of performance shall be as follows: for performance at the threshold level, the pool shall be $0, for performance at the above-threshold level, the pool shall be $250,000, for performance at the target level, the pool shall be $1,000,000, and for performance at the above-target level, the pool shall be $1,500,000. For each subsequent Plan Year during the term of the Plan, the maximum total bonus pool payable shall be limited to $10,000,000.

D.  The actual bonus pool for each Plan Year shall be determined by the Plan Administrator on the basis of the Company’s actual performance relative to each of the performance objectives established for that Plan Year. Accordingly, each performance objective shall be measured separately in terms of actual level of attainment and shall be weighted, equally or in such other proportion as the Plan Administrator shall determine at the time such performance objectives are established, in determining the actual total bonus pool. For example, if five (5) performance objectives are established and weighted equally, then each of those objectives attained at target level will contribute to the total bonus pool for the Plan Year in an amount equal to twenty percent (20%) of the total bonus pool payable at target level for that Plan Year, and each objective attained at above-target level will contribute to the total bonus pool for that Plan Year in an amount equal to twenty percent (20%) of the total bonus pool at above-target level. However, no bonus amount shall be payable with respect any performance objective, unless the Company attains more than the specified threshold level for that objective, with such specification to be made by the Plan Administrator at the time each performance objective is established. If the actual level of attainment for any performance objective is between two specified levels, then the bonus amount attributable to that performance objective shall be interpolated on a straight-line basis.

E.  The Plan Administrator shall certify in writing the actual level of attainment of each performance objective for the Plan Year before any bonus payments are made for that Plan Year under the Plan.

V.	INDIVIDUAL BONUS AWARDS

A.  The actual bonus to be made to each participant will be based on the bonus potential established for such individual at the various designated levels of performance for the Plan Year. Should the actual level of performance for the Plan Year be between two of the designated levels, then the participant’s bonus amount will be interpolated on a straight-line basis. In no event shall any participant receive a bonus in excess of the amount determined on the basis of the bonus potential (as interpolated) established for the particular level of performance attained for the Plan Year. However, the Plan Administrator shall have the discretion to reduce or eliminate the bonus that would otherwise be payable to one or more participants based upon the certified level of attained performance for the Plan Year.

B.  The maximum bonus payment that any one participant may receive under the Performance Bonus Plan for a particular Plan Year is limited to $2,000,000 (the “Maximum Bonus Amount”).

C.  Except as otherwise provided in Paragraphs III.B and C, no participant shall accrue any right to receive a bonus award under the Plan unless and until that participant remains in Employee status through the Distribution Date.

Accordingly, no bonus payment shall be made to any participant who ceases Employee status prior to the Distribution Date, provided, however, that the provisions of Paragraph III.B and C shall govern the bonus entitlement of participants whose Employee status terminates under the various circumstances set forth in those provisions.

D.  The Distribution Date for the individual bonus amount for each participant shall be as soon as is practicable following the determination of the actual performance levels for the Plan Year, but in no event later than two and one-half (2 1/2) months after the end of such Plan Year or, in the event the audit of the Company’s financial statements for the Plan Year cannot be completed by the Company’s independent registered public accounting firm by that date, as soon as administratively practicable following the completion of such audit, but in no event beyond the close of the year immediately succeeding such Plan Year.

E.  All bonus payments shall be made in cash, subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes.

VI.	GENERAL PROVISIONS

A.  The Plan shall be subject to shareholder approval at the 2007 Annual Meeting of Shareholders. Should such shareholder approval not be obtained, then the Plan shall not be implemented, and no bonus payments hereunder shall be made to the Company’s named executive officers for 2007.

B.  The Plan and all rights hereunder shall be construed, administered and governed in all respects in accordance with the laws of the State of California without resort to its conflict-of-laws provisions. If any provision of the Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue in full force and effect.

C.  The Plan Administrator may at any time amend, suspend or terminate the Plan, provided such action does not adversely affect the rights and interests of participants accrued to date under the Plan or otherwise impair their ability to earn a bonus award based upon the performance objectives established by the Plan Administrator for the then-current Plan Year. Any amendment or modification of the Plan shall be subject to shareholder approval to the extent required under Code Section 162(m) or any other applicable law, regulation or listing requirement of any securities exchange on which the Company’s Class A common stock is at the time listed for trading.

D.  Neither the action of the Company in establishing or maintaining the Plan, nor any action taken under the Plan by the Plan Administrator, nor any provision of the Plan itself shall be construed to grant any person the right to remain in Employee status for any period of specific duration, and each participant shall at all times remain an Employee at-will and may accordingly be discharged at any time, with or without cause and with or without advance notice of such discharge.

E.  Should a participant die before payment is made of the actual bonus to which he or she has become entitled under the Plan, then that bonus shall be paid to the executor or other legal representative of his or her estate.

F.  No participant shall have the right to transfer, alienate, pledge or encumber his or her interest in the Plan, and such interest shall not (to the maximum permitted by law) be subject to the claims of the participant’s creditors or to attachment, execution or other process of law.

G.  The terms and conditions of the Plan, together with the obligations and liabilities of the Company that accrue hereunder, shall be binding upon any successor to the Company, whether by way of merger, consolidation, reorganization or other change in ownership or control of the Company.

H.  No amounts accrued or earned under the Plan shall actually be funded, set aside or to otherwise segregated prior to actual payment. The obligation to pay the bonuses that actually become due and payable under the Plan shall at all times be an unfunded and unsecured obligation of the Company. Participants shall have the status of general creditors and shall look solely and exclusively to the general assets of the Company for payment.

I.  Any disputes between the Company and a participant arising out of or relating to the Plan, his or her entitlement to any bonus award hereunder or the amount or method of payment of such award shall be settled exclusively by binding arbitration to be held in the county in which the participant is (or has most recently been) employed by the Company (or any subsidiary) at the time of such arbitration. The arbitration proceedings shall be governed by (i) the national rules of the American Arbitration Association then in effect for the resolution of employment disputes and (ii) the Federal Arbitration Act. The decision of the arbitrator shall be final and binding on the parties to the arbitration and shall be in lieu of the rights those parties may otherwise have to a jury trial.

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